Supplement dated July 12, 2006

to the Prospectuses and Statements of Additional Information

of the Funds indicated below

The following supplements the Prospectus and Statement of Additional Information for each fund listed below:

Management

On August 1, 2006, Legg Mason Partners Fund Advisor, LLC (or LMPFA) will become the fund’s investment manager. LMPFA, with offices at 399 Park Avenue, New York, New York 10022, is a recently-organized investment adviser that has been formed to serve as the investment manager of the fund and other Legg Mason-sponsored funds.

As set forth in Schedule I to this Supplement, CAM North America, LLC, Batterymarch Financial Management, Inc., Western Asset Management Company and/or Western Asset Management Company Limited will become the fund’s subadviser(s) on August 1, 2006.

CAM North America, LLC (or CAM N.A.), with offices at 399 Park Avenue, New York, New York 10022, is a recently-organized investment adviser that has been formed to succeed to the equity securities portfolio management business of Citigroup Asset Management which was acquired by Legg Mason, Inc. (or Legg Mason) in December 2005. Batterymarch Financial Management, Inc. (or Batterymarch), established in 1969 and having offices at 200 Clarendon Street, Boston, Massachusetts 02116, acts as investment adviser to institutional accounts, such as pension and profit sharing plans, mutual funds and endowment funds. Batterymarch’s total assets under management were approximately $17.3 billion as of May 31, 2006. Western Asset Management Company (or Western Asset), established in 1971 and having offices at 385 East Colorado Boulevard, Pasadena, California 91101, and Western Asset Management Company Limited (or Western Asset Limited), with offices at 10 Exchange Place, London, England, act as investment advisers to institutional accounts, such as corporate pension plans, mutual funds and endowment funds. As of March 31, 2006, Western Asset’s total assets under management were approximately $512 billion, of which approximately $77 billion was managed by Western Asset Limited.

LMPFA, CAM N.A., Batterymarch, Western Asset and Western Asset Limited are wholly-owned subsidiaries of Legg Mason.

LMPFA provides administrative and certain oversight services to the fund. LMPFA has delegated to CAM N.A., Batterymarch, Western Asset and/or Western Asset Limited, as applicable, the day-to-day portfolio management of the fund, except, in certain cases, for the management of cash and short-term instruments. Legg Mason expects that the current portfolio managers who are responsible for the day-to-day management of the fund, as well as senior management and other key employees, will be the same immediately after the new management and subadvisory agreements take effect, and the current portfolio managers will have access to the same research and other resources to support their investment management functions. The fund’s investment management fee remains unchanged, with the exception of the investment management fee of Legg Mason Partners Variable Multiple Discipline Portfolio - Balanced All Cap Growth and Value, which will be calculated in accordance with a new breakpoint schedule.

Other information

The fund’s Board has approved a number of initiatives designed to streamline and restructure the fund complex, and has authorized seeking shareholder approval for those initiatives where shareholder approval is required. As a result, fund shareholders will be asked to elect a new Board, approve matters that will result in the fund being grouped for organizational and governance purposes with other funds in the fund complex that are predominantly equity-type or fixed income funds, as applicable, and adopt a single form of organization as a Maryland business trust, with all funds operating under uniform charter documents. Fund shareholders also will be asked to approve investment matters, including standardized fundamental investment policies. Proxy materials describing these matters are expected to be mailed later in 2006. If shareholder approval is obtained, these matters generally are expected to be effectuated during the first quarter of 2007.

Reorganization

The following supplements the Prospectus and Statement of Additional Information for each fund listed as an Acquired Fund on Schedule II to this Supplement:

The fund’s Board has approved a reorganization pursuant to which the fund’s assets would be acquired, and its liabilities would be assumed, by the fund (the “Acquiring Fund”) listed opposite the fund on Schedule II in exchange for shares of the Acquiring Fund. The fund would then be liquidated, and shares of the Acquiring Fund would be distributed to fund shareholders.

Under the reorganization, fund shareholders would receive shares of the Acquiring Fund with the same aggregate net asset value as their shares of the fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by fund shareholders as a result of the reorganization.

The reorganization is subject to the satisfaction of certain conditions, including approval by fund shareholders. Proxy materials describing the reorganization are expected to be mailed later in 2006. If the reorganization is approved by fund shareholders, it is expected to occur during the first quarter of 2007. Prior to the reorganization, shareholders can continue to purchase, redeem and exchange shares subject to the limitations described in the fund’s Prospectus.

New subadviser

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable International All Cap Growth Portfolio:

In addition to the investment manager and subadviser changes discussed in the “Management” section above, the fund’s Board has approved Brandywine Global Investment Management, LLC (or Brandywine) as a new subadviser for the fund. Brandywine is an affiliate of Legg Mason. Under the Investment Company Act of 1940, as amended, shareholder approval of the subadvisory agreement with Brandywine must be obtained, and the Board has authorized seeking such approval. Proxy materials describing Brandywine and the new subadvisory agreement are expected to be mailed later in 2006. If shareholder approval is obtained, Brandywine would replace CAM N.A. as the fund’s subadviser.

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable Social Awareness Stock Portfolio:

In addition to the investment manager and subadviser changes discussed in the “Management” section above, the fund’s Board has approved Legg Mason Investment Counsel, LLC (or LMIC) as a new subadviser for the fund. LMIC is an affiliate of Legg Mason. Under the Investment Company Act of 1940, as amended, shareholder approval of the subadvisory agreement with LMIC must be obtained, and the Board has authorized seeking such approval. Proxy materials describing LMIC and the new subadvisory agreement are expected to be mailed later in 2006. If shareholder approval is obtained, LMIC would replace CAM N.A. as the fund’s subadviser.

Investment strategy and other investment-related changes

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable International All Cap Growth Portfolio:

The fund’s Board has approved an investment strategy change for the fund. The change will occur in conjunction with the proposed change of subadviser, which is subject to shareholder approval. Shareholders will receive more detailed information regarding the change prior to its implementation.

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable Social Awareness Stock Portfolio:

The fund’s Board has approved an investment strategy change for the fund and the removal of the fund’s 80% investment policy. The change will occur in conjunction with the proposed change of subadviser, which is subject to shareholder approval. Shareholders will receive more detailed information regarding these changes prior to their implementation.

Name change

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable High Yield Bond Portfolio:

Effective September 1, 2006, the fund’s name will be changed to Legg Mason Partners Variable Global High Yield Bond Portfolio. There will be no change in the fund’s investment objective or investment policies as a result of the name change.

Portfolio manager changes

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable Capital and Income Fund and supercedes any contrary information:

Effective July 17, 2006, the Manager has appointed Robert Gendelman to manage the equity portion of the Fund’s portfolio. Mr. Gendelman was employed by Cobble Creek Partners, L.P., a registered investment adviser, beginning in October 2003 and prior to that time was a portfolio manager at Neuberger and Berman for more than five years.

The following information supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable Growth and Income Portfolio and supercedes any contrary information:

Michael Kagan is responsible for the day-to-day management of the fund. Mr. Kagan, investment officer of the manager and co-director of research for CAM North America, LLC, has managed or co-managed the fund’s portfolio since 2000. Mr. Kagan has been with the manager since 1994.

The following information supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Variable Small Cap Growth Portfolio and supercedes any contrary information:

The portfolio managers are primarily responsible for the day-to-day operation of the fund.

Portfolio Manager/ Portfolio Management Team Members	Portfolio Manager Since	Past 5 years’ business experience
Vincent Gao, CFA	August 2004	With respect to the fund, team leader, responsible for oversight and portfolio strategy; sector manager for small cap growth and balanced strategies and analyst covering technology; joined the manager or its predecessor firms in 1999.

Robert Feitler	August 2004	With respect to the fund, team member analyst responsible for financial services sector with responsibility for buy and sell decisions in that sector; co-manager for large cap value strategies; team leader for small cap growth strategies; sector manager for small cap growth and balanced strategies; joined the manager or its predecessor firms in 1995.

Portfolio Manager/ Portfolio Management Team Members	Portfolio Manager Since	Past 5 years’ business experience

Dmitry Khaykin	August 2004	With respect to the fund, team member analyst responsible for media and telecommunications with responsibility for buy and sell decisions in that sector; sector manager for small cap growth and balanced strategies; analyst covering communications and media; joined the manager or its predecessor firms in June 2003; prior to June 2003, was a research analyst (telecommunications) at Gabelli & Company, Inc. and an associate in the risk management division of Morgan Stanley & Co. Inc.

Margaret Blaydes	August 2004	With respect to the fund, team member analyst responsible for consumer sector with responsibility for buy and sell decisions in that sector; sector manager for small cap growth and balanced strategies; analyst covering tobacco, beverages, retail and consumer; joined the manager or its predecessor firms in March 2003; prior to March 2003 was an equity research analyst covering entertainment and leisure industries at Salomon Smith Barney Inc.

* * *

Fund	Date of Prospectus and Statement of Additional Information*
Legg Mason Partners Lifestyle Series, Inc.
Legg Mason Partners Variable Lifestyle Balanced Portfolio	May 1, 2006
Legg Mason Partners Variable Lifestyle Growth Portfolio	May 1, 2006
Legg Mason Partners Variable Lifestyle High Growth Portfolio	May 1, 2006
Legg Mason Partners Variable Portfolios IV
Legg Mason Partners Variable Multiple Discipline Portfolio - All Cap Growth and Value	May 1, 2006
Legg Mason Partners Variable Multiple Discipline Portfolio - Large Cap Growth and Value	May 1, 2006
Legg Mason Partners Variable Multiple Discipline Portfolio - Global All Cap Growth and Value	May 1, 2006
Legg Mason Partners Variable Multiple Discipline Portfolio - Balanced All Cap Growth and Value	May 1, 2006

Legg Mason Partners Variable Portfolios II
Legg Mason Partners Variable Appreciation Portfolio	May 1, 2006
Legg Mason Partners Variable Capital and Income Portfolio	May 1, 2006
Legg Mason Partners Variable Diversified Strategic Income Portfolio	May 1, 2006
Legg Mason Partners Variable Growth and Income Portfolio	May 1, 2006
Legg Mason Partners Variable Equity Index Portfolio	May 1, 2006
Legg Mason Partners Variable Aggressive Growth Portfolio	May 1, 2006
Legg Mason Partners Variable Fundamental Value Portfolio	May 1, 2006

Legg Mason Partners Variable Portfolios III, Inc.
Legg Mason Partners Variable Adjustable Rate Income Portfolio	February 28, 2006

Fund	Date of Prospectus and Statement of Additional Information*
Legg Mason Partners Variable Aggressive Growth Portfolio	February 28, 2006
Legg Mason Partners Variable High Income Portfolio	February 28, 2006
Legg Mason Partners Variable International All Cap Growth Portfolio	February 28, 2006
Legg Mason Partners Variable Large Cap Growth Portfolio	February 28, 2006
Legg Mason Partners Variable Large Cap Value Portfolio	February 28, 2006
Legg Mason Partners Variable Mid Cap Core Portfolio	February 28, 2006
Legg Mason Partners Variable Money Market Portfolio	February 28, 2006
Legg Mason Partners Variable Social Awareness Stock Portfolio	February 28, 2006

Legg Mason Partners Investment Series
Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio	February 28, 2006
Legg Mason Partners Variable Growth and Income Portfolio	February 28, 2006
Legg Mason Partners Variable Government Portfolio	February 28, 2006
Legg Mason Partners Variable Dividend Strategy Portfolio	February 28, 2006

Legg Mason Partners Variable Portfolios V
Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio	May 1, 2006

Legg Mason Partners Variable Portfolios I, Inc.
Legg Mason Partners Variable All Cap Portfolio	May 1, 2006
Legg Mason Partners Variable High Yield Bond Portfolio	May 1, 2006
Legg Mason Partners Variable Investors Portfolio	May 1, 2006

Fund	Date of Prospectus and Statement of Additional Information*
Legg Mason Partners Variable Large Cap Growth Portfolio	May 1, 2006
Legg Mason Partners Variable Small Cap Growth Portfolio	May 1, 2006
Legg Mason Partners Variable Strategic Bond Portfolio	May 1, 2006
Legg Mason Partners Variable Total Return Portfolio	May 1, 2006

*	As supplemented.

Schedule I - Subadvisers

Fund	New Subadviser(s)
Legg Mason Partners Variable Lifestyle Balanced Portfolio	CAM N.A.
Legg Mason Partners Variable Lifestyle Growth Portfolio	CAM N.A.
Legg Mason Partners Variable Lifestyle High Growth Portfolio	CAM N.A.
Legg Mason Partners Variable Multiple Discipline Portfolio All Cap Growth and Value	CAM N.A.
Legg Mason Partners Variable Multiple Discipline Portfolio Large Cap Growth and Value	CAM N.A.
Legg Mason Partners Variable Multiple Discipline Portfolio Global All Cap Growth and Value	CAM N.A.
Legg Mason Partners Variable Multiple Discipline Portfolio Balanced All Cap Growth and Value	CAM N.A. and Western Asset
Legg Mason Partners Variable Appreciation Portfolio	CAM N.A.
Legg Mason Partners Variable Capital and Income Portfolio	CAM N.A. and Western Asset
Legg Mason Partners Variable Portfolios II - Legg Mason Partners Variable Growth and Income Portfolio	CAM N.A.
Legg Mason Partners Variable Equity Index Portfolio	Batterymarch
Legg Mason Partners Variable Portfolios II - Legg Mason Partners Variable Aggressive Growth Portfolio	CAM N.A.
Legg Mason Partners Variable Fundamental Value Portfolio	CAM N.A.
Legg Mason Partners Variable Portfolios III, Inc. - Legg Mason Partners Variable Aggressive Growth Portfolio	CAM N.A.
Legg Mason Partners Variable International All Cap Growth Portfolio	CAM N.A.
Legg Mason Partners Variable Portfolios III, Inc. - Legg Mason Partners Variable Large Cap Growth Portfolio	CAM N.A.

Fund	New Subadviser(s)
Legg Mason Partners Variable Large Cap Value Portfolio	CAM N.A.
Legg Mason Partners Variable Mid Cap Core Portfolio	CAM N.A.
Legg Mason Partners Variable Social Awareness Stock Portfolio	CAM N.A.
Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio	CAM N.A.
Legg Mason Partners Investment Series - Legg Mason Partners Variable Growth and Income Portfolio	CAM N.A.
Legg Mason Partners Variable Dividend Strategy Portfolio	CAM N.A.
Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio	CAM N.A.
Legg Mason Partners Variable All Cap Portfolio	CAM N.A.
Legg Mason Partners Variable Investors Portfolio	CAM N.A.
Legg Mason Partners Variable Portfolios, Inc. - Legg Mason Partners Variable Large Cap Growth Portfolio	CAM N.A.
Legg Mason Partners Variable Small Cap Growth Portfolio	CAM N.A.
Legg Mason Partners Variable Total Return Portfolio	CAM N.A and Western Asset
Legg Mason Partners Variable Portfolios II - Legg Mason Partners Variable Diversified Strategic Income Portfolio	Western Asset and Western Asset Limited
Legg Mason Partners Variable Adjustable Rate Income Portfolio	Western Asset
Legg Mason Partners Variable High Income Portfolio	Western Asset
Legg Mason Partners Variable Money Market Portfolio	Western Asset
Legg Mason Partners Variable Government Portfolio	Western Asset
Legg Mason Partners Variable High Yield Bond Portfolio	Western Asset
Legg Mason Partners Variable Strategic Bond Portfolio	CAM N.A., Western Asset and Western Asset Limited

Schedule II - Reorganizations

Acquired Fund	Acquiring Fund
Legg Mason Partners Variable Large Cap Value Portfolio	Legg Mason Partners Variable Investors Value Portfolio
Legg Mason Partners Variable All Cap Portfolio	Legg Mason Partners Variable Fundamental Value Portfolio
Legg Mason Partners Variable Portfolios II - Legg Mason Partners Variable Growth and Income Portfolio	Legg Mason Partners Variable Appreciation Portfolio
Legg Mason Partners Investment Series - Legg Mason Partners Variable Growth and Income Portfolio
Legg Mason Partners Variable Portfolios II - Legg Mason Partners Variable Aggressive Growth Portfolio	Legg Mason Partners Variable Portfolios III - Legg Mason Partners Variable Aggressive Growth Portfolio
Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio
Legg Mason Partners Variable Portfolios I - Legg Mason Partners Variable Large Cap Growth Portfolio	Legg Mason Partners Variable Portfolios III - Legg Mason Partners Variable Large Cap Growth Portfolio
Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio	Legg Mason Partners Variable Small Cap Growth Portfolio
Legg Mason Partners Variable Capital and Income Portfolio	Legg Mason Partners Variable Multiple Discipline Portfolio - Balanced All Cap Growth and Value
Legg Mason Partners Variable Total Return Portfolio

LEGG MASON PARTNERS VARIABLE MULTIPLE DISCIPLINE PORTFOLIO - BALANCED ALL CAP GROWTH AND VALUE

Supplement dated July 12, 2006

to Prospectus dated May 1, 2006

The following information supplements and supersedes any contrary information contained in the Prospectus and Statement of Additional Information of Legg Mason Partners Variable Multiple Discipline Portfolio — Balanced All Cap Growth and Value (the “Portfolio”):

On August 1, 2006, Legg Mason Partners Fund Advisor, LLC (or LMPFA) will become the fund’s investment manager and CAM North America (or CAM N.A.) and Western Asset Management Company (or Western Asset) will become the fund’s subadvisers. LMPFA, CAM N.A. and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (or Legg Mason).

LMPFA, with offices at 399 Park Avenue, New York, New York 10022, is a recently-organized investment adviser that has been formed to serve as the investment manager of the fund and other Legg Mason-sponsored funds. CAM N.A., with offices at 399 Park Avenue, New York, New York 10022, is a newly-organized investment adviser that has been formed to succeed to the equity securities portfolio management business of Citigroup Asset Management which was acquired by Legg Mason in December 2005. Western Asset Management, established in 1971 and having offices at 385 East Colorado Boulevard, Pasadena, California 91101, acts as investment adviser to institutional accounts, such as corporate pension plans, mutual funds and endowment funds. As of March 31, 2006, Western Asset’s total assets under management were approximately $512 billion.

LMPFA provides administrative and certain oversight services to the fund. LMPFA has delegated to CAM N.A. and Western Asset, as applicable, the day-to-day portfolio management of the fund. Legg Mason expects that the current portfolio managers who are responsible for the day-to-day management of the fund, as well as senior management and other key employees, will be the same immediately after the new management and subadvisory agreements take effect, and the current portfolio managers will have access to the same research and other resources to support their investment management functions. The Fund’s investment management fee remains unchanged.

Effective as of July 17, 2006, Robert Gendelman will manage the equity portion of the Portfolio’s assets and will also act as coordinating portfolio manager of the Portfolio. Mr. Gendelman was employed by Cobble Creek Partners, L.P., a registered investment adviser, beginning in October 2003, and prior to that time was a portfolio manager at Neuberger and Berman for more than five years.

The Board of Trustees of the Portfolio has approved a number of other changes to the Portfolio and has authorized seeking shareholder approval for those initiatives where shareholder approval is required. Among other things, shareholders will be asked to authorize the Portfolio’s Board of Trustees to change the Portfolio’s investment objective without shareholder approval. Proxy materials describing these matters are expected to be mailed later in 2006.

If shareholder approval is obtained, it is expected that the Portfolio’s investment objective and investment strategy would change. The Portfolio’s current investment objective is balanced between long-term growth of capital and principal preservation. It is planned that the Portfolio’s new investment objective would be total return (that is, a combination of income and long-term capital appreciation).

The Portfolio currently invests in a mix of equity securities within all market capitalization ranges and fixed income securities in the short to intermediate average maturity ranges to help reduce market volatility. The Portfolio’s strategy has been to allocate its assets among three market segments, with target allocations of 35% to the All Cap Growth segment, 35% to the All Cap Value segment and 30% to the Fixed Income - Government Securities Management segment.

In connection with the proposed change in the Portfolio’s investment objective, it is expected that the Portfolio would no longer follow a fixed asset allocation strategy. The Portfolio’s new investment strategy would be to invest in equity and fixed income securities of both U.S. and foreign issuers. The Portfolio would seek to generate income and appreciation by investing in income and non-income producing equity and equity-related securities, including common stocks, interests in real estate investment trusts and convertible securities. In an effort to generate income, the Portfolio would be permitted to purchase investment-grade and high-yield fixed income securities or unrated securities of equivalent quality. High-yield securities rated below investment grade are commonly referred to as “junk bonds.” The Portfolio would be permitted to invest in fixed income securities of any maturity. The Portfolio would also be permitted to use options (including options on securities indices), futures and options on futures to increase exposure to part or all of the market or to hedge against adverse changes in the market value of its securities.

Implementing the investment objective and investment strategy changes described above could result in turnover of all or a substantial portion of the Portfolio’s securities, which would result in increased transaction costs.

Upon adopting the new investment strategy discussed above, the Portfolio would be renamed “Legg Mason Partners Variable Capital and Income Portfolio.”

FD 03424

Legg Mason Partners Variable Portfolios II Variable Growth and Income Portfolio Class I Shares

    PROSPECTUS

May 1, 2006

Fund shares are offered only to variable annuity and variable life insurance separate accounts established by insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts (“VA contracts”) and variable life insurance policies (“VLI policies,” and together with VA contracts, the “Policies”). Individuals may not purchase shares of any fund directly from the Legg Mason Partners Variable Portfolios II. The Policies are described in the separate prospectuses issued by the Participating Insurance Companies. This prospectus should be read together with the prospectus for those Policies.

The Statement of Additional Information (“SAI”) provides more detailed information about this fund and is incorporated by reference into (is legally a part of) this prospectus.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

 INVESTMENT PRODUCTS: NOT FDIC INSURED•NO BANK GUARANTEE•MAY LOSE VALUE

“Smith Barney” and “Salomon Brothers” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment advisers. Legg Mason and its affiliates, as well as the fund’s investment manager, are not affiliated with Citigroup.

Variable Growth and Income Portfolio

Class I Shares

Contents

The fund is a separate investment series of Legg
Mason Partners Variable Portfolios II, a Massachusetts business trust (the “Trust”).

   The Trust is currently divided into multiple funds, each with its own investment objective, policies and restrictions. The fund is diversified under the Investment Company Act of 1940, as amended (the “1940 Act”). There can be no assurance that the fund will achieve its investment objective.

   Prior to May 1, 2006, the fund was named Greenwich Street Series Fund — Solomon Brothers Variable Growth and Income Fund. The fund’s investment objective and strategies were not affected as a result of this change.

Investments, risks and performance

Investment objective

Income and long-term capital growth.

Key investments

The fund invests primarily in equity securities, including convertible securities, that provide dividend or interest income. However, it may also invest in non-income producing stocks for potential appreciation in value. The fund emphasizes U.S. stocks with large market capitalizations. The fund may purchase below investment grade securities (commonly known as “junk bonds”).

Selection process

The manager emphasizes individual security selection while spreading the fund’s investments among industries and sectors. As indicated by its name, the fund’s return will be comprised of capital appreciation (growth) and dividends (income). The fund will own a mixture of growth and value stocks.
   Stock selection is based on analysis of company fundamentals. Criteria examined include:

•	Size
•	The company’s balance sheet strength
•	The company franchise value
•	The aggressiveness of the company’s accounting policies
•	A history of consistent dividend payments
•	The capacity to raise dividends in the future
•	The potential for capital appreciation
   The manager may change the investment criteria from time to time in response to changes in economic or market conditions.

Principal risks of investing in the fund

Investors could lose money on their investment in the fund, or the fund may not perform as well as other investments, if:

•	The U.S. stock market declines
•	Rising interest rates depress the value of dividend paying stocks or debt securities in the fund’s portfolio
•	Large capitalization companies fall out of favor with investors
•	Companies in which the fund invests suffer unexpected losses or lower than expected earnings, or pay lower than expected dividends
•	The manager’s judgment about the attractiveness, value or income potential of a particular security proves to be incorrect
•	The issuer of a debt security owned by the fund defaults on its obligation to pay principal and/or interest or the credit rating of the security is downgraded. This risk is higher for below investment grade bonds
   Below investment grade bonds, which are commonly known as “junk bonds,” are speculative and their issuers may have diminished capacity to pay principal and interest.

2     Legg Mason Partners Variable Portfolios II

These securities have a higher risk of default, tend to be less liquid, and may be more difficult to value. Changes in economic conditions or other circumstances are likely to weaken the capacity of issuers of these securities to make payments of principal or interest.
   In addition to the foregoing principal risks, the fund is also subject to risks associated with investing in fixed income securities, foreign securities and derivatives. The risks are more fully described in “More on the fund’s investments.”

Variable Growth and Income Portfolio      3

Fund performance

This bar chart indicates the risks of investing in the fund by showing changes in the fund’s performance for the last ten calendar years. The table shows how the fund’s average annual returns for each of the last ten calendar years compare to the return of the S&P 500 Index, an unmanaged broad-based index of common stocks; the Russell 1000 Index, an unmanaged index of the 1,000 largest U.S. companies in the Russell 3000 Index, which represents 92% of the total market capitalization of the Russell 3000 Index; and the Variable Annuity Lipper Large-Cap Core Funds Peer Group Average (“Lipper Average”), an average composed of 126 large-cap funds which underlie variable annuities. Past performance does not necessarily indicate how the fund will perform in the future. Performance figures do not reflect expenses incurred from investing through a separate account; if these expenses had been reflected, performance would have been lower. Please refer to the separate account prospectus for more information on expenses.

Total Return

The bar chart shows the Class I shares performance for each full calendar year for the last ten years.

Risk return bar chart

Quarterly returns

Highest: 17.94% in 4th quarter 1998; Lowest: (18.07)% in 3rd quarter 2002.

4     Legg Mason Partners Variable Portfolios II

Risk return table

Comparative performance
The table indicates the risk of investing in the fund by comparing the average annual total return for the periods shown to that of the Lipper Average, the Russell 1000 Index and the S&P 500 Index. The performance indicated does not reflect Policy charges which, if included, would lessen performance.
   This table assumes redemption of shares at the end of the period and the reinvestment of distributions and dividends.

Average Annual Total Returns (for the periods ended December 31, 2005)

	1 year	5 years	10 years

Class I Shares	3.63%	(0.54)%	6.37%

Russell 1000 Index*	6.27%	1.07%	9.29%

S&P 500 Index*	4.91%	0.54%	9.07%

Lipper Average*	5.84%	(0.41)%	7.22%

*	It is not possible to invest directly in an index. An index does not reflect deductions for fees, expenses or taxes.

Variable Growth and Income Portfolio      5

Fee table

Fees and Expenses
This table sets forth the fees and expenses you will pay if you invest in Class I shares of the fund.
   The table and the example do not reflect additional charges and expenses which are, or may be, imposed under the variable contracts; such charges and expenses are described in the prospectus of the insurance company separate account. The fund’s expenses should be considered with these charges and expenses in evaluating the overall cost of investing in the separate account.

Shareholder fees (paid directly from your investment)

Maximum sales charge on purchases	N/A

Maximum deferred sales charge on redemptions	N/A

Annual fund operating expenses (paid by the fund as a % of net assets)

Management fees*	0.65%

Distribution (12b-1) fees	None

Other expenses**	0.42%

Total annual fund operating expenses	1.07%

*	Effective December 1, 2005, the management fees for advisory and administrative services were changed to the following breakpoint schedule: 0.650% on assets up to and including $1 billion; 0.600% on assets over $1 billion and up to and including $2 billion; 0.550% on assets over $2 billion and up to and including $3 billion; 0.500% on assets over $3 billion and up to and including $4 billion; and 0.450% on assets over $4 billion.

**	“Other expenses” have been restated to reflect the estimated effect of the new transfer agency and custody agreements which became effective January 1, 2006.

Example

This example helps you compare the cost of investing in the Class I Shares of fund with other mutual funds. Your actual cost may be higher or lower.
   This example does not include expenses incurred from investing through a Separate Account. If the example included these expenses, the figures shown would be higher.
   The example assumes:

•	You invest $10,000 for the period shown

•	You reinvest all distributions and dividends without a sales charge

•	The fund’s operating expenses (before fee waivers and/or expense reimbursements, if any) remain the same

•	Your investment has a 5% return each year — the assumption of a 5% return is required by the SEC for purposes of this example and is not a prediction of the fund’s future performance.

•	Redemption of your shares at the end of the period

Number of Years You Owned Your Shares

	1 year	3 years	5 years	10 years

Your costs for Class I Shares would be	$109	$340	$590	$1,306

6     Legg Mason Partners Variable Portfolios II

More on the fund’s investments

Investments and Practices

The fund invests in various instruments subject to its investment policy as described in this prospectus and in the SAI. Listed below is more information on the fund’s investments, its practices and related risks. For a free copy of the SAI, see the back cover of this prospectus. The fund does not guarantee that it will reach its investment objective, and an investment in the fund may lose money.

Equities

Equity securities include exchange-traded and over-the-counter common and preferred stocks, warrants, rights, convertible securities, depositary receipts and shares, trust certificates, limited partnership interests, shares of other investment companies, real estate investment trusts and equity participations.
   Equity securities are subject to market risk. Many factors affect the stock market prices and dividend payouts of equity investments. These factors include general business conditions, investor confidence in the economy, and current conditions in a particular industry or company. Each company determines whether or not to pay dividends on common stock. Equity securities are subject to financial risks relating to the issuer’s earning stability and overall financial soundness. Smaller and emerging growth companies are particularly sensitive to these factors.
   The fund may invest up to 10% of its assets in securities of other investment companies, including shares in a portfolio of securities that seeks to track the performance of an underlying equity index or a portion of an equity index. As a shareholder of another investment company, the fund would bear, along with other shareholders, its pro rata portion of the other investment company’s expenses, including advisory fees. These expenses would be in addition to the advisory fees and other expenses that the fund bears directly in connection with is own operations.

Fixed Income Investments

Fixed income securities include bonds, notes (including structured notes), mortgage-related securities, asset-backed securities, convertible securities, Eurodollar and Yankee dollar instruments, preferred stocks and money market instruments. Fixed income securities may be issued by U.S. and foreign companies; U.S. and foreign banks; the U.S. government, its agencies, authorities, instrumentalities or sponsored enterprises; state and municipal governments; supranational organizations; and foreign governments and their political subdivisions. Fixed income securities may have all types of interest rate payment and reset terms, including fixed rate, adjustable rate, zero coupon, contingent, deferred, payment in kind and auction rate features.
   The value of debt securities varies inversely with interest rates. This means generally that the value of these investments increases as interest rates fall and decreases as interest rates rise. Yields from short-term securities normally may be lower than yields from longer-term securities. A bond’s price is affected by the credit quality of its issuer. An issuer may not always make payments on a fixed income security. Some fixed income securities, such as

Variable Growth and Income Portfolio      7

mortgage-backed securities are subject to prepayment risk, which occurs when an issuer can prepay the principal owed on a security before its maturity.

Credit quality of fixed income securities

If a security receives different ratings, a fund will treat the securities as being rated in the highest of those ratings. The fund may choose not to sell securities that are downgraded below the fund’s minimum acceptable credit rating after their purchase. The fund’s credit standards also apply to counterparties to OTC derivative contracts.

Below investment grade securities

Securities are below investment grade if:

•	They are rated, respectively, below one of the top four long-term rating categories by all the nationally recognized rating organizations that have rated the securities
•	They have received comparable short-term ratings, or
•	They are unrated securities the manager believes are of comparable quality to below investment grade securities
   High-yield, high-risk securities, commonly called “junk bonds,” are considered speculative. While generally providing greater income than investments in higher-quality securities, these securities will involve greater risk of principal and income (including the possibility of default or bankruptcy of the issuer of the security). Like other fixed income securities, the value of high-yield securities will also fluctuate as interest rates change.

Foreign Securities Investments

An investment in foreign securities involves risks in addition to those of U.S. securities, including possible political and economic instability and the possible imposition of exchange controls or other restrictions on investments. There are also risks associated with the different accounting, auditing, and financial reporting standards in many foreign countries. If the fund invests in securities denominated or quoted in currencies other than the U.S. dollar, changes in foreign currency rates relative to the U.S. dollar will affect the U.S. dollar value of the fund’s assets. Foreign securities may be less liquid than U.S. securities.

Derivatives And Hedging Techniques

Derivative contracts, such as futures and options on securities, may be used for any of the following purposes:

•	To hedge against the economic impact of adverse changes in the market value of the fund’s securities, due to changes in stock market prices, currency exchange rates or interest rates
•	As a substitute for buying or selling securities
•	As a cash flow management technique
   Even a small investment in derivative contracts can have a big impact on the fund’s stock market, currency and interest rate exposure. Therefore, using derivatives can disproportionately increase losses and reduce opportunities for gain when stock prices, currency rates or interest rates are changing. For a more complete description of derivative and hedging techniques and their associated risks, please refer to the SAI.

8     Legg Mason Partners Variable Portfolios II

Other Risk Factors

Portfolio Risk
Fund investors are subject to portfolio risk in that a strategy used, or stock selected, may fail to have the desired effect. Specifically, stocks believed to show potential for capital growth may not achieve that growth. Strategies or instruments used to hedge against a possible risk or loss may fail to protect against the particular risk or loss.

Temporary Defensive Position

The fund may depart from principal investment strategies in response to adverse market, economic or political conditions by taking a temporary defensive position by investing all or a substantial part of its assets in debt securities, including lower-risk debt securities, and money market instruments. If the fund takes a temporary defensive position, it may be unable to achieve its investment goal.

Portfolio Turnover

The fund may actively trade portfolio securities in an attempt to achieve its investment objective. Active trading will cause the fund to have an increased portfolio turnover rate. Actively trading portfolio securities increases the fund’s trading costs and may have an adverse impact on the fund’s performance.

Investment Policies

Unless noted as fundamental, the fund’s investment policies may be changed by the Trust’s Board of Trustees without approval of shareholders or Policy holders. A change in the fund’s investment policies may result in the fund having different investment policies from those that a policy owner selected as appropriate at the time of investment.

Other Investments

The fund may also use other strategies and invest in other securities that are described, along with their risks, in the SAI. However, the fund might not use all of the strategies and techniques or invest in all of the types of securities described in this prospectus or in the SAI. Also note that there are many other factors, which are not described here, that could adversely affect your investment and that could prevent the fund from achieving its goals.

Portfolio Holdings

The fund’s policies and procedures with respect to the disclosure of its portfolio securities are available in the SAI.

Variable Growth and Income Portfolio      9

Management

The manager

Salomon Brothers Asset Management Inc

   The fund’s investment manager is Salomon Brothers Asset Management Inc (“SaBAM” or the “manager”). The manager’s address is 399 Park Avenue, New York, New York 10022. The manager selects the fund’s investments, oversees its operations and provides administrative services. A discussion regarding the basis for the board’s approval of the fund’s investment management agreement with SaBAM is available in the fund’s annual report for the fiscal year ended December 31, 2005.

   On June 23, 2005, Citigroup Inc. (“Citigroup”) entered into an agreement to sell substantially all of its asset management business, Citigroup Asset Management (“CAM”), which includes the manager, to Legg Mason, Inc. (“Legg Mason”). The transaction took place on December 1, 2005. As a result, the manager, previously an indirect wholly-owned subsidiary of Citigroup, became a wholly-owned subsidiary of Legg Mason. A new investment management agreement between the fund and the manager became effective on December 1, 2005.
   Legg Mason, whose principal executive offices are at 100 Light Street, Baltimore, Maryland 21202, is a financial services holding company. As of December 31, 2005, Legg Mason’s asset management operation had aggregate assets under management of approximately $850 billion.

Management fees

The fund’s manager oversees the investment operations of the fund and receives the following fee for these services:

Actual advisory fee paid for the fiscal year	Effective December 1, 2005, contractual
ended December 31, 2005 (as a percentage of	management fee (as a percentage of
the fund’s average daily net assets)	the fund’s average daily net assets)

0.47%	First $1 billion	0.650%

	Next $1 billion	0.600%

	Next $1 billion	0.550%

	Next $1 billion	0.500%

	Over $4 billion	0.450%

   For its services during the fiscal year ended December 31, 2005, the manager received an administration fee of 0.18% of the Fund’s average daily net assets.

10     Legg Mason Partners Variable Portfolios II

The portfolio managers

   The table below sets forth the name and business experience of the fund’s portfolio managers:

Michael Kagan	Co-portfolio manager; Investment Officer of SBAM. Mr. Kagan is responsible for the day-to-day management of the fund. Co-Director of Research at Citigroup Asset Management North America.
Kevin Caliendo	Co-portfolio manager; Investment Officer of SBAM. Mr. Caliendo is responsible for the day-to-day management of the fund. Mr. Caliendo joined Legg Mason or its predecessors in 2002.

   Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the fund is contained in the SAI.

Transfer agent, shareholder servicing agent and distributor

PFPC, Inc. (the “transfer agent”), located at P.O. Box 9699, Providence, Rhode Island 02940-9699, serves as the fund’s transfer agent and shareholder servicing agent. The transfer agent maintains the shareholder account records for the fund, handles certain communications between shareholders and the fund and distributes dividends and distributions payable by the fund.
   Legg Mason Investor Services, LLC (“LMIS”), a wholly owned broker-dealer subsidiary of Legg Mason and Citigroup Global Markets, Inc. (“CGMI”), serves as the fund’s distributor.

Recent developments

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGMI relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).
   The SEC order finds that SBFM and CGMI willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGMI knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGMI. The order also finds that SBFM and CGMI willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while

Variable Growth and Income Portfolio      11

First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGMI do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.
   The SEC censured SBFM and CGMI and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004 less certain expenses be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the affected Funds.
   The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGMI would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.
   Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.
   On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason Inc.

12     Legg Mason Partners Variable Portfolios II

Shareholder transactions

Fund shares are currently sold only to insurance company separate accounts in connection with the Policies issued by the Participating Insurance Companies. The term “shareholder” as used in this prospectus refers to any insurance company separate account that may use fund shares as a funding option now or in the future. Fund shares are not sold to the general public. Fund shares are sold on a continuing basis without a sales charge at the net asset value next computed after the fund’s custodian receives payment. The separate accounts, to which shares are sold, however, may impose sales and other charges, as described in the appropriate contract prospectus.

   All shares participate equally in dividends and distributions and have equal voting, liquidation and other rights. When issued for the consideration described in the prospectus, shares are fully paid and nonassessable by the fund. Shares are redeemable, transferable and freely assignable as collateral. (See your contract prospectus for a discussion of voting rights applicable Policy holders.)
   Certain insurance companies may have selected, and the distributor may have made available, fund share classes with service and distribution related fees that are higher than other available share classes. As a result of any higher fees paid by investors in such share classes, the amount of fees that may otherwise need to be paid by the distributor or its affiliates to such insurance company would decrease.

Frequent purchases and sales of fund shares

Frequent purchases and redemptions of mutual fund shares may interfere with the efficient management of a fund’s portfolio by its portfolio manager, increase portfolio transaction costs, and have a negative effect on a fund’s long-term shareholders. For example, in order to handle large flows of cash into and out of a fund, the portfolio manager may need to allocate more assets to cash or other short-term investments or sell securities, rather than maintaining full investment in securities selected to achieve the fund’s investment objective. Frequent trading may cause a fund to sell securities at less favorable prices. Transaction costs, such as brokerage commissions and market spreads, can detract from the fund’s performance. In addition, the return received by long term shareholders may be reduced when trades by other shareholders are made in an effort to take advantage of certain pricing discrepancies, when, for example, it is believed that the fund’s share price, which is determined at the close of the New York Stock Exchange (“NYSE”) on each trading day, does not accurately reflect the value of the fund’s portfolio securities. Funds investing in foreign securities have been particularly susceptible to this form of arbitrage, but other funds could also be affected.
   Because of the potential harm to the fund and its long term shareholders, the Board of Trustees of the fund has approved policies and procedures that are intended to discourage and prevent excessive trading and market timing abuses through the use of various surveillance techniques. Under these policies and procedures, the fund may limit additional exchanges or purchases of fund shares by shareholders who are believed by the manager to be engaged in these abusive trading activities. The intent of the policies and procedures is not to inhibit legitimate strategies, such as asset allocation, dollar cost averaging, or similar activities that may nonetheless result in frequent trading of fund shares. For this reason, the

Variable Growth and Income Portfolio      13

Board has not adopted any specific restrictions on purchases and sales of fund shares, but the fund reserves the right to reject any exchange or purchase of fund shares with or without prior notice to the account holder. In cases where surveillance of a particular account establishes what the manager believes to be obvious market timing, the manager will seek to block future purchases and exchanges of fund shares by that account. Where surveillance of a particular account indicates activity that the manager believes could be either abusive or for legitimate purposes, the fund may permit the account holder to justify the activity.
   The fund’s shares are offered exclusively to insurance company separate accounts that fund certain insurance contracts, and insurance companies typically hold shares for a number of insurance contracts in a single account. Although the policies and procedures discussed above apply to any account, including such insurance companies separate accounts, the fund’s ability to monitor trading in these accounts may be severely limited due to the lack of access to an individual investor’s trading activity when orders are placed through these types of accounts. There may also be operational and technological limitations on the ability of the fund’s service providers to identify or terminate frequent trading activity within the various types of omnibus accounts.
   The Trust’s policies also require personnel such as portfolio managers and investment staff to report any abnormal or otherwise suspicious investment activity, and prohibit short-term trades by such personnel for their own account in mutual funds managed by the manager and its affiliates, other than money market funds. Additionally, the fund has adopted policies and procedures to prevent the selective release of information about its portfolio holdings, as such information may be used for market-timing and similar abusive practices.
   The Trust’s policies provide for ongoing assessment of the effectiveness of current policies and surveillance tools, and the Board of Trustees reserves the right to modify these or adopt additional policies and restrictions in the future. Shareholders should be aware, however, that any surveillance techniques currently employed by the funds or other techniques that may be adopted in the future, may not be effective, particularly where the trading takes place through certain types of omnibus accounts. As noted above, if the fund is unable to detect and deter trading abuses, its performance, and long-term shareholders, may be harmed. In addition, because the fund has not adopted any specific limitations or restrictions on the trading of fund shares, shareholders may be harmed by the extra costs and portfolio management inefficiencies that result from frequent trading of fund shares, even when the trading is not for abusive purposes. The fund will provide advance notice to its shareholders and prospective investors of any specific restrictions on the trading of fund shares that the Board may adopt in the future.

14     Legg Mason Partners Variable Portfolios II

Pricing of fund shares

The Board of Trustees has approved procedures to be used to value the fund’s securities for the purposes of determining the fund’s net asset value. The valuation of the securities of the fund is determined in good faith by or under the direction of the Board of Trustees. The Board of Trustees has delegated certain valuation functions for the fund to the manager.

   The fund generally values its securities based on market prices determined at the close of regular trading on the NYSE. The fund’s currency valuations, if any, are done as of when the London Stock Exchange closes, which is usually at 12 noon Eastern time. For equity securities that are traded on an exchange, the market price is usually the closing sale or official closing price on that exchange. In the case of securities not traded on an exchange, or if such closing prices are not otherwise available, the market price is typically determined by independent third party pricing vendors approved by the Board using a variety of pricing techniques and methodologies. The market price for debt obligations is generally the price supplied by an independent third party pricing service approved by the Board, which may use a matrix, formula or other objective method that takes into consideration market indices, yield curves and other specific adjustments. Short-term debt obligations that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. If vendors are unable to supply a price, or if the price supplied is deemed by the manager to be unreliable, the market price may be determined using quotations received from one or more brokers/dealers that make a market in the security. When such prices or quotations are not available, or when the manager believes that they are unreliable, the manager may price securities using fair value procedures approved by the Board. The fund may also use fair value procedures if the manager determines that a significant event has occurred between the time at which a market price is determined and the time at which the fund’s net asset value is calculated. In particular, the value of foreign securities may be materially affected by events occurring after the close of the market on which they are valued, but before the fund prices its shares. The fund uses a fair value model developed by an independent third party pricing service to price foreign equity securities on days when there is a certain percentage change in the value of a domestic equity security index, as such percentage may be determined by the manager from time to time.
   Valuing securities at fair value involves greater reliance on judgment than valuation of securities based on readily available market quotations. A fund that uses fair value to price securities may value those securities higher or lower than another fund using market quotations or its own fair value methodologies to price the same securities. There can be no assurance that the fund could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the fund determines its net asset value.
   International markets may be open on days when U.S. markets are closed and the value of foreign securities owned by the fund could change on days when you cannot buy or redeem shares.

Variable Growth and Income Portfolio      15

Purchases and redemptions

Owners of Policies should follow the purchase and redemption procedures described in the accompanying separate account prospectus. The following is general information with regard to purchases and redemptions of fund shares insurance company separate accounts.

   Fund shares are purchased and redeemed at the net asset value (“NAV”) next determined after the fund receives a purchase or redemption order. NAVs are adjusted for fractions of a cent. Upon redemption, a shareholder may receive more or less than the amount paid at the time of purchase, depending upon changes in the value of the fund’s investment portfolio between purchase and redemption.
   The fund computes the NAV for purchases and redemptions as of the close of the NYSE on the day that the fund has received all proper documentation from the shareholder. Redemption proceeds are normally wired or mailed either same or the next business day, but not more than seven days later.
   The fund retains the right to refuse a purchase order. The fund may temporarily suspend the redemption rights or postpone payments when the NYSE is closed (other than on weekends and holidays), when trading on the NYSE is restricted, or when permitted by the SEC.

16     Legg Mason Partners Variable Portfolios II

Tax consequences of dividends and distributions

The fund intends to make distributions of income and capital gains in order to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Further, the fund intends to meet certain diversification requirements applicable to mutual funds underlying variable insurance products.

   The fund is required to meet certain applicable diversification requirements under the Internal Revenue Code. If the fund should fail to qualify as a regulated investment company for federal income tax purposes, it would be considered as a single investment, which may result in Policies invested in the fund not being treated as annuity, endowment or life insurance contracts for tax purposes. Income and gain earned inside the Policies in current and prior years would be taxed currently to the policyholders, and the Policies would remain subject to taxation as ordinary income thereafter, even if the fund became adequately diversified.
   Capital gains and dividends are distributed in cash or reinvested in additional fund shares, without a sales charge. The fund expects that fund shares will be held under a VA contract or VLI policy. Under current tax law, distributions that are left to accumulate in a Policy are not subject to federal income tax until they are withdrawn from the contract. Policy purchasers should review the accompanying contract prospectus for a discussion of the tax treatment applicable to the Policies.

Variable Growth and Income Portfolio      17

Financial highlights

The financial highlights table is intended to help you understand the performance of the fund for the past five years. The information in the following table is related to the fund’s Class I shares. The information in the following table has been derived from the fund’s financial statements which were audited by KPMG LLP, an independent registered public accounting firm, whose report, along with the fund’s financial statements, is included in the annual report (available upon request). Certain information reflects financial results for a single share. Total return represents the rate that a shareholder would have earned (or lost) on a share of the fund assuming reinvestment of all dividends and distributions.

   For a share of beneficial interest outstanding throughout each year ended December 31:

Class I Shares	2005(1)	2004(1)	2003(1)	2002	2001

Net asset value, beginning of year	$4.91	$4.57	$3.52	$4.90	$7.92

Income (loss) from operations:
Net investment income	0.02	0.04	0.01	0.00 (2)	0.03
Net realized and unrealized gain (loss)	0.16	0.34	1.05	(1.14)	(1.04)

Total income (loss) from operations	0.18	0.38	1.06	(1.14)	(1.01)

Less distributions from:
Net investment income	(0.02)	(0.04)	(0.01)	(0.02)	(0.12)
Net realized gains	—	—	—	(0.22)	(1.89)

Total distributions	(0.02)	(0.04)	(0.01)	(0.24)	(2.01)

Net asset value, end of year	$5.07	$4.91	$4.57	$3.52	$4.90

Total return(3)	3.63%	8.38%	30.16%	(23.35)%	(13.14)%

Net assets, end of year (000’s)	$11,096	$11,759	$9,870	$6,777	$11,087

Ratios to average net assets:
Gross expenses	1.17%	1.09%	1.27%	1.36%	0.94%
Net Expenses	1.17	1.07 (4)	1.27	1.36	0.94
Net investment income	0.35	0.95	0.36	0.04	0.31

Portfolio turnover rate	54%	83%	63%	46%	81%

(1)	Per share amounts have been calculated using the average shares method.

(2)	Amount represents less than $0.01 per share.

(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would be lower. Total returns do not reflect expenses associated with the separate accounts such as administrative fees, account charges and surrender charges which, if reflected, would reduce the total return for all periods shown.

(4)	The manager voluntarily waived a portion of its fees.

18     Legg Mason Partners Variable Portfolios II

(Investment Company Act file no. 811-6310) FD0261904 4/06	Legg Mason Partners Variable
Growth and Income Portfolio

Class I Shares

A separate investment fund of Legg Mason Partners Variable Portfolios II, a Massachusetts business trust.

Additional Information

The fund’s website does not make available its SAI and shareholder reports because the website is currently set up to make available only portfolio holdings information.

Shareholder reports. Annual and semiannual reports to shareholders provide additional information about the fund’s investments. These reports discuss the market conditions and investment strategies that significantly affected the fund’s performance during its last fiscal year or period.

The fund sends one report to a household if more than one account has the same address. Contact your participating life insurance company representative or your Smith Barney Financial Consultant if you do not want this policy to apply to you.

The SAI provides more detailed information about the fund. It is incorporated by reference into this Prospectus.

You can make inquiries about the fund or obtain shareholder reports or the statement of additional information (without charge) by calling 1-800-451-2010 or writing to Legg Mason Partners Variable Portfolios II, 125 Broad Street, New York, New York 10004.

Information about the fund (including the SAI) can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. In addition, information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Reports and other information about the fund is available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of this information may be obtained for a duplicating fee by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

If someone makes a statement about the fund that is not in this Prospectus, you should not rely upon that information. The fund is not offering to sell its shares to any person to whom the fund may not lawfully sell its shares.

Legg Mason Partners Variable Portfolios II Variable Growth and Income Portfolio Class II shares

    PROSPECTUS

May 1, 2006

Fund shares are offered only to variable annuity and variable life insurance separate accounts established by insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts (“VA contracts”) and variable life insurance policies (“VLI policies,” and together with VA contracts, the “Policies”). Individuals may not purchase shares of any fund directly from the Legg Mason Partners Variable Portfolios II. The Policies are described in the separate prospectuses issued by the Participating Insurance Companies. This prospectus should be read together with the prospectus for those Policies.

The Statement of Additional Information (“SAI”) provides more detailed information about this fund and is incorporated by reference into (is legally a part of) this prospectus.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

 INVESTMENT PRODUCTS: NOT FDIC INSURED•NO BANK GUARANTEE•MAY LOSE VALUE

“Smith Barney” and “Salomon Brothers” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment advisers. Legg Mason and its affiliates, as well as the fund’s investment manager, are not affiliated with Citigroup.

Variable Growth and Income Portfolio Class II shares

Contents

The fund is a separate investment series of Legg
Mason Partners Variable Portfolios II, a Massachusetts business trust (the “Trust”).

   The Trust is currently divided into multiple funds, each with its own investment objective, policies and restrictions. The fund is diversified under the Investment Company Act of 1940, as amended (the “1940 Act”). There can be no assurance that the fund will achieve its investment objective.

   Prior to May 1, 2006, the fund was named Greenwich Street Series Fund — Salomon Brothers Variable Growth and Income Fund. The fund’s investment objective and strategies were not affected as a result of this change.

Investments, risks and performance

Investment objective

Income and long-term capital growth.

Key investments

The fund invests primarily in equity securities, including convertible securities, that provide dividend or interest income. However, it may also invest in non-income producing stocks for potential appreciation in value. The fund emphasizes U.S. stocks with large market capitalizations. The fund may purchase below investment grade securities (commonly known as “junk bonds”).

Selection process

The manager emphasizes individual security selection while spreading the fund’s investments among industries and sectors. As indicated by its name, the fund’s return will be comprised of capital appreciation (growth) and dividends (income). The fund will own a mixture of growth and value stocks.
   Stock selection is based on analysis of company fundamentals. Criteria examined include:

•	Size
•	The company’s balance sheet strength
•	The company franchise value
•	The aggressiveness of the company’s accounting policies
•	A history of consistent dividend payments
•	The capacity to raise dividends in the future
•	The potential for capital appreciation
   The manager may change the investment criteria from time to time in response to changes in economic or market conditions.

Principal risks of investing in the fund

Investors could lose money on their investment in the fund, or the fund may not perform as well as other investments, if:

•	The U.S. stock market declines
•	Rising interest rates depress the value of dividend paying stocks or debt securities in the fund’s portfolio
•	Large capitalization companies fall out of favor with investors
•	Companies in which the fund invests suffer unexpected losses or lower than expected earnings, or pay lower than expected dividends
•	The manager’s judgment about the attractiveness, value or income potential of a particular security proves to be incorrect
•	The issuer of a debt security owned by the fund defaults on its obligation to pay principal and/or interest or the credit rating of the security is downgraded. This risk is higher for below investment grade bonds
   Below investment grade bonds, which are commonly known as “junk bonds,” are speculative and their issuers may have diminished capacity to pay principal and interest. These securities have a higher risk of default, tend to be less liquid, and may be more

2     Legg Mason Partners Variable Portfolios II

difficult to value. Changes in economic conditions or other circumstances are likely to weaken the capacity of issuers of these securities to make payments of principal or interest.
   In addition to the foregoing principal risks, the fund is also subject to risks associated with investing in fixed income securities, foreign securities and derivatives. The risks are more fully described in “More on the fund’s investments.”

Variable Growth & Income Fund      3

Fund performance

This bar chart indicates the risks of investing in the fund by showing changes in the fund’s Class I shares performance for the last ten calendar years. The table shows how the fund’s average annual returns for the last ten calendar years compare to the return of the S&P 500 Index, an unmanaged broad-based index of common stocks; the Russell 1000 Index, an unmanaged index of the 1,000 largest U.S. companies in the Russell 3000 Index, which represents 92% of the total market capitalization of the Russell 3000 Index, and the Variable Annuity Lipper Large-Cap Core Funds Peer Group Average (“Lipper Average”), an average composed of 126 large-cap funds which underlie variable annuities. Past performance does not necessarily indicate how the fund will perform in the future. Performance figures do not reflect expenses incurred from investing through a separate account; if these expenses had been reflected, performance would have been lower. Please refer to the separate account prospectus for more information on expenses.

Total Return

The bar chart shows the Class I shares performance for each full calendar year for the last ten years. No Class II shares were outstanding as of the date hereof. The fund’s Class II shares would have substantially similar annual returns because the shares are invested in the same portfolio of securities. However, since the Class II shares are subject to slightly higher expenses, the return of the Class II shares would have been lower.

Risk return bar chart

Quarterly returns

Highest: 17.94% in 4th quarter 1998; Lowest: (18.07)% in 3rd quarter 2002.

4     Legg Mason Partners Variable Portfolios II

Risk return table

Comparative performance
The table indicates the risk of investing in the fund by comparing the average annual total return of the fund’s Class I shares for the periods shown to that of the Lipper Average, the Russell 1000 Index and the S&P 500 Index. The performance indicated does not reflect Policy charges which, if included, would lessen performance.
   This table assumes redemption of shares at the end of the period and the reinvestment of distributions and dividends.

Average Annual Total Returns (for the periods ended December 31, 2005)

	1 year	5 years	10 years

Class I Shares	3.63%	(0.54)%	6.37%

Class II Shares†	N/A	N/A	N/A

Russell 1000 Index*	6.27%	1.07%	9.29%

S&P 500 Index*	4.91%	0.54%	9.07%

Lipper Average*	5.84%	(0.41)%	7.22%

*	It is not possible to invest directly in the index. The index does not reflect deductions for fees, expenses or taxes.

†	No Class II shares were outstanding for the periods shown.

Variable Growth & Income Fund      5

Fee table

Fees and Expenses
This table sets forth the fees and expenses you will pay if you invest in Class II shares of the fund.
   The table and the example do not reflect additional charges and expenses which are, or may be, imposed under the variable contracts; such charges and expenses are described in the prospectus of the insurance company separate account. The fund’s expenses should be considered with these charges and expenses in evaluating the overall cost of investing in the separate account.

Shareholder fees (paid directly from your investment)	Class II*

Maximum sales charge on purchases	N/A

Maximum deferred sales charge on redemptions	N/A

Annual fund operating expenses (paid by the fund as a % of net assets)

Management fees*	0.65%

Distribution (12b-1) fees	0.25%

Other expenses**	0.42%

Total annual fund operating expenses***	1.32%

*	Effective December 1, 2005, the management fees for advisory and administrative services were changed to the following breakpoint schedule: 0.650% on assets up to and including $1 billion; 0.600% on assets over $1 billion and up to and including $2 billion; 0.550% on assets over $2 billion and up to and including $3 billion; 0.500% on assets over $3 billion and up to and including $4 billion; and 0.450% on assets over $4 billion.

**	“Other expenses” have been restated to reflect the estimated effect of the new transfer agency and custody agreements which became effective January 1, 2006.

***	Total annual fund operating expenses have been estimated since no Class II shares were outstanding during the last fiscal year.

Example

This example helps you compare the cost of investing in Class II shares of the fund with other mutual funds. Your actual cost may be higher or lower.
   This example does not include expenses incurred from investing through a Separate Account. If the example included these expenses, the figures shown would be higher.
   The example assumes:

•	You invest $10,000 for the period shown

•	You reinvest all distributions and dividends without a sales charge

•	The fund’s operating expenses (before fee waivers and/or expense reimbursements, if any) remain the same

•	Your investment has a 5% return each year — the assumption of a 5% return is required by the SEC for purposes of this example and is not a prediction of the fund’s future performance.

•	Redemption of your shares at the end of the period

Number of years you owned your shares

	1 year	3 years	5 years	10 years

Your costs for Class II Shares would be	$134	$418	$723	$1,590

6     Legg Mason Partners Variable Portfolios II

More on the fund’s investments

Investments and Practices

The fund invests in various instruments subject to its investment policy as described in this prospectus and in the SAI. Listed below is more information on the fund’s investments, its practices and related risks. For a free copy of the SAI, see the back cover of this prospectus. The fund does not guarantee that it will reach its investment objective, and an investment in the fund may lose money.

Equities

Equity securities include exchange-traded and over-the-counter common and preferred stocks, warrants, rights, convertible securities, depositary receipts and shares, trust certificates, limited partnership interests, shares of other investment companies, real estate investment trusts and equity participations.
   Equity securities are subject to market risk. Many factors affect the stock market prices and dividend payouts of equity investments. These factors include general business conditions, investor confidence in the economy, and current conditions in a particular industry or company. Each company determines whether or not to pay dividends on common stock. Equity securities are subject to financial risks relating to the issuer’s earning stability and overall financial soundness. Smaller and emerging growth companies are particularly sensitive to these factors.
   The fund may invest up to 10% of its assets in securities of other investment companies, including shares in a portfolio of securities that seeks to track the performance of an underlying equity index or a portion of an equity index. As a shareholder of another investment company, the fund would bear, along with other shareholders, its pro rata portion of the other investment company’s expenses, including advisory fees. These expenses would be in addition to the advisory fees and other expenses that the fund bears directly in connection with its own operations.

Fixed Income Investments

Fixed income securities include bonds, notes (including structured notes), mortgage-related securities, asset-backed securities, convertible securities, Eurodollar and Yankee dollar instruments, preferred stocks and money market instruments. Fixed income securities may be issued by U.S. and foreign companies; U.S. and foreign banks; the U.S. government, its agencies, authorities, instrumentalities or sponsored enterprises; state and municipal governments; supranational organizations; and foreign governments and their political subdivisions. Fixed income securities may have all types of interest rate payment and reset terms, including fixed rate, adjustable rate, zero coupon, contingent, deferred, payment in kind and auction rate features.
   The value of debt securities varies inversely with interest rates. This means generally that the value of these investments increases as interest rates fall and decreases as interest rates rise. Yields from short-term securities normally may be lower than yields from longer-term securities. A bond’s price is affected by the credit quality of its issuer. An issuer may not always make payments on a fixed income security. Some fixed income securities, such as

Variable Growth & Income Fund      7

mortgage-backed securities are subject to prepayment risk, which occurs when an issuer can prepay the principal owed on a security before its maturity.

Credit quality of fixed income securities

If a security receives different ratings, a fund will treat the securities as being rated in the highest of those ratings. The fund may choose not to sell securities that are downgraded below the fund’s minimum acceptable credit rating after their purchase. The fund’s credit standards also apply to counterparties to OTC derivative contracts.

Below investment grade securities

Securities are below investment grade if:

•	They are rated, respectively, below one of the top four long-term rating categories by all the nationally recognized rating organizations that have rated the securities

•	They have received comparable short-term ratings, or
•	They are unrated securities the manager believes are of comparable quality to below investment grade securities
   High-yield, high-risk securities, commonly called “junk bonds,” are considered speculative. While generally providing greater income than investments in higher-quality securities, these securities will involve greater risk of principal and income (including the possibility of default or bankruptcy of the issuer of the security). Like other fixed income securities, the value of high-yield securities will also fluctuate as interest rates change.

Foreign Securities Investments

An investment in foreign securities involves risks in addition to those of U.S. securities, including possible political and economic instability and the possible imposition of exchange controls or other restrictions on investments. There are also risks associated with the different accounting, auditing, and financial reporting standards in many foreign countries. If the fund invests in securities denominated or quoted in currencies other than the U.S. dollar, changes in foreign currency rates relative to the U.S. dollar will affect the U.S. dollar value of the fund’s assets. Foreign securities may be less liquid than U.S. securities.

Derivatives And Hedging Techniques

Derivative contracts, such as futures and options on securities, may be used for any of the following purposes:

•	To hedge against the economic impact of adverse changes in the market value of the fund’s securities, due to changes in stock market prices, currency exchange rates or interest rates

•	As a substitute for buying or selling securities
•	As a cash flow management technique
   Even a small investment in derivative contracts can have a big impact on the fund’s stock market, currency and interest rate exposure. Therefore, using derivatives can disproportionately increase losses and reduce opportunities for gain when stock prices, currency rates or interest rates are changing. For a more complete description of derivative and hedging techniques and their associated risks, please refer to the SAI.

8     Legg Mason Partners Variable Portfolios II

Other Risk Factors

Portfolio Risk

Fund investors are subject to portfolio risk in that a strategy used, or stock selected, may fail to have the desired effect. Specifically, stocks believed to show potential for capital growth may not achieve that growth. Strategies or instruments used to hedge against a possible risk or loss may fail to protect against the particular risk or loss.

Temporary Defensive Position

The fund may depart from principal investment strategies in response to adverse market, economic or political conditions by taking a temporary defensive position by investing all or a substantial part of its assets in debt securities, including lower-risk debt securities, and money market instruments. If the fund takes a temporary defensive position, it may be unable to achieve its investment goal.

Portfolio Turnover

The fund may actively trade portfolio securities in an attempt to achieve its investment objective. Active trading will cause the fund to have an increased portfolio turnover rate. Actively trading portfolio securities increases the fund’s trading costs and may have an adverse impact on the fund’s performance.

Investment Policies

Unless noted as fundamental, the fund’s investment policies may be changed by the Trust’s Board of Trustees without approval of shareholders or Policy holders. A change in the fund’s investment policies may result in the fund having different investment policies from those that a policy owner selected as appropriate at the time of investment.

Other Investments

The fund may also use other strategies and invest in other securities that are described, along with their risks, in the SAI. However, the fund might not use all of the strategies and techniques or invest in all of the types of securities described in this prospectus or in the SAI. Also note that there are many other factors, which are not described here, that could adversely affect your investment and that could prevent the fund from achieving its goals.

Portfolio Holdings

The fund’s policies and procedures with respect to the disclosure of its portfolio securities are available in the SAI.

Variable Growth & Income Fund      9

Management

The manager

Salomon Brothers Asset Management Inc.

   The fund’s investment manager is Salomon Brothers Asset Management Inc. (“SaBAM” or the “manager”). The manager’s address is 399 Park Avenue, New York, New York 10022. The manager selects the fund’s investments, oversees its operations and provides administrative services. A discussion regarding the basis for the board’s approval of the fund’s investment management agreement with SaBAM is available in the fund’s annual report for the fiscal year ended December 31, 2005.
   On June 23, 2005, Citigroup Inc. (“Citigroup”) entered into an agreement to sell substantially all of its asset management business, Citigroup Asset Management (“CAM”), which includes the manager, to Legg Mason, Inc. (“Legg Mason”). The transaction took place on December 1, 2005. As a result, the manager, previously an indirect wholly-owned subsidiary of Citigroup, became a wholly-owned subsidiary of Legg Mason. A new investment management agreement between the fund and the manager became effective on December 1, 2005.
   Legg Mason, whose principal executive offices are at 100 Light Street, Baltimore, Maryland 21202, is a financial services holding company. As of December 31, 2005, Legg Mason’s asset management operation had aggregate assets under management of approximately $850 billion.

Management fees

The fund’s manager oversees the investment operations of the fund and receives the following fee for these services:

Actual advisory fee paid for the fiscal year	Effective December 1, 2005, contractual
ended December 31, 2005 (as a percentage of	management fee (as a percentage of the fund’s
the fund’s average daily net assets)	average daily net assets)

0.47%	First $1 billion	0.650%

	Next $1 billion	0.600%

	Next $1 billion	0.550%

	Next $1 billion	0.500%

	Over $4 billion	0.450%

   For its services during the fiscal year ended December 31, 2005, the manager received an administration fee equal to 0.18% of the fund’s average daily net assets.

The portfolio managers

The table below sets forth the name and business experience of the fund’s portfolio managers:

Michael Kagan	Co-portfolio manager; Investment Officer of SaBAM; Mr. Kagan is responsible for the day-to-day management of the fund. Co-Director of Research at Citigroup Asset Management North America.
Kevin Caliendo	Co-portfolio manager; Investment Officer of SaBAM. Mr. Caliendo is responsible for the day-to-day management of the fund. Mr. Caliendo joined Legg Mason or its predecessor in 2002.

10     Legg Mason Partners Variable Portfolios II

   Additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers and the portfolio managers’ ownership of securities in the fund is contained in the SAI.

Transfer agent, shareholder servicing agent and distributor

PFPC, Inc. (the “transfer agent”), located at P.O. Box 9699, Providence, Rhode Island 02940-9699, serves as the fund’s transfer agent and shareholder servicing agent. The transfer agent maintains the shareholder account records for the fund, handles certain communications between shareholders and the fund and distributes dividends and distributions payable by the fund.
   Legg Mason Investor Services, LLC (“LMIS”), a wholly owned broker-dealer subsidiary of Legg Mason and Citigroup Global Markets, Inc. (“CGMI”), serves as the fund’s distributor.

Recent developments

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGMI relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).
   The SEC order finds that SBFM and CGMI willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGMI knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGMI. The order also finds that SBFM and CGMI willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGMI do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.
   The SEC censured SBFM and CGMI and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be

Variable Growth & Income Fund      11

distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004 less certain expenses be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the affected Funds.
   The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGMI would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.
   Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.
   On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason Inc.

Distribution plan

The Trust, on behalf of the fund, has adopted a Rule 12b-1 distribution plan for its Class II shares. Under the plan, the fund pays a distribution fee of 0.25% of the daily net assets of its Class II shares. These fees are an ongoing expense and, over time, may cost you more than other types of sales charges.
   In addition, the distributor may make payments for distribution and/or shareholder servicing activities out of its past profits and other available sources. The distributor may also make payments for marketing, promotional or related expenses to dealers. The amount of these payments is determined by the distributor and may be substantial. The manager or an affiliate may make similar payments under similar arrangements.
   The payments described above are often referred to as “revenue sharing payments.” The recipients of such payments may include the fund distributor and other affiliates of the manager, broker-dealers, financial institutions and other financial intermediaries through which investors may purchase shares of a fund. In some circumstances, such payments may create an incentive for an intermediary or its employees or associated persons to recommend or sell shares of a fund to you. Please contact your financial intermediary for details about revenue sharing payments it may receive.

12     Legg Mason Partners Variable Portfolios II

Shareholder transactions

Fund shares are currently sold only to insurance company separate accounts in connection with the Policies issued by the Participating Insurance Companies. The term “shareholder” as used in this prospectus refers to any insurance company separate account that may use fund shares as a funding option now or in the future. Fund shares are not sold to the general public. Fund shares are sold on a continuing basis without a sales charge at the net asset value next computed after the fund’s custodian receives payment. The separate accounts, to which shares are sold, however, may impose sales and other charges, as described in the appropriate contract prospectus.

   All shares participate equally in dividends and distributions and have equal voting, liquidation and other rights. When issued for the consideration described in the prospectus, shares are fully paid and nonassessable by the fund. Shares are redeemable, transferable and freely assignable as collateral. (See your contract prospectus for a discussion of voting rights applicable to Policy holders.)
   Certain insurance companies may have selected, and the distributor may have made available, fund share classes with service and distribution related fees that are higher than other available share classes. As a result of any higher fees paid by investors in such share classes, the amount of fees that may otherwise need to be paid by the distributor or its affiliates to such insurance company would decrease.

Frequent purchases and sales of fund shares

Frequent purchases and redemptions of mutual fund shares may interfere with the efficient management of a fund’s portfolio by its portfolio manager, increase portfolio transaction costs, and have a negative effect on a fund’s long-term shareholders. For example, in order to handle large flows of cash into and out of a fund, the portfolio manager may need to allocate more assets to cash or other short-term investments or sell securities, rather than maintaining full investment in securities selected to achieve the fund’s investment objective. Frequent trading may cause a fund to sell securities at less favorable prices. Transaction costs, such as brokerage commissions and market spreads, can detract from the fund’s performance. In addition, the return received by long term shareholders may be reduced when trades by other shareholders are made in an effort to take advantage of certain pricing discrepancies, when, for example, it is believed that the fund’s share price, which is determined at the close of the New York Stock Exchange (“NYSE”) on each trading day, does not accurately reflect the value of the fund’s portfolio securities. Funds investing in foreign securities have been particularly susceptible to this form of arbitrage, but other funds could also be affected.
   Because of the potential harm to the fund and its long term shareholders, the Board of Trustees of the fund has approved policies and procedures that are intended to discourage and prevent excessive trading and market timing abuses through the use of various surveillance techniques. Under these policies and procedures, the fund may limit additional exchanges or purchases of fund shares by shareholders who are believed by the manager to be engaged in these abusive trading activities. The intent of the policies and procedures is not to inhibit legitimate strategies, such as asset allocation, dollar cost averaging, or similar activities that may nonetheless result in frequent trading of fund shares. For this reason, the

Variable Growth & Income Fund      13

Board has not adopted any specific restrictions on purchases and sales of fund shares, but the fund reserves the right to reject any exchange or purchase of fund shares with or without prior notice to the account holder. In cases where surveillance of a particular account establishes what the manager believes to be obvious market timing, the manager will seek to block future purchases and exchanges of fund shares by that account. Where surveillance of a particular account indicates activity that the manager believes could be either abusive or for legitimate purposes, the fund may permit the account holder to justify the activity.
   The fund’s shares are offered exclusively to insurance company separate accounts that fund certain insurance contracts, and insurance companies typically hold shares for a number of insurance contracts in a single account. Although the policies and procedures discussed above apply to any account, including such insurance companies separate accounts, the fund’s ability to monitor trading in these accounts may be severely limited due to the lack of access to an individual investor’s trading activity when orders are placed through these types of accounts. There may also be operational and technological limitations on the ability of the fund’s service providers to identify or terminate frequent trading activity within the various types of omnibus accounts.
   The Trust’s policies also require personnel such as portfolio managers and investment staff to report any abnormal or otherwise suspicious investment activity, and prohibit short-term trades by such personnel for their own account in mutual funds managed by the manager and its affiliates, other than money market funds. Additionally, the fund has adopted policies and procedures to prevent the selective release of information about its portfolio holdings, as such information may be used for market-timing and similar abusive practices.
   The Trust’s policies provide for ongoing assessment of the effectiveness of current policies and surveillance tools, and the Board of Trustees reserves the right to modify these or adopt additional policies and restrictions in the future. Shareholders should be aware, however, that any surveillance techniques currently employed by the funds or other techniques that may be adopted in the future, may not be effective, particularly where the trading takes place through certain types of omnibus accounts. As noted above, if the fund is unable to detect and deter trading abuses, its performance, and long-term shareholders, may be harmed. In addition, because the fund has not adopted any specific limitations or restrictions on the trading of fund shares, shareholders may be harmed by the extra costs and portfolio management inefficiencies that result from frequent trading of fund shares, even when the trading is not for abusive purposes. The fund will provide advance notice to its shareholders and prospective investors of any specific restrictions on the trading of fund shares that the Board may adopt in the future.

14     Legg Mason Partners Variable Portfolios II

Pricing of fund shares

The Board of Trustees has approved procedures to be used to value a fund’s securities for the purposes of determining the fund’s net asset value. The valuation of the securities of a fund is determined in good faith by or under the direction of the Board of Trustees. The Board of Trustees has delegated valuation functions for each fund to the manager.

   The fund generally values its securities based on market quotations determined at the close of trading on the NYSE. Debt obligations that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. The fund’s currency conversions, if any, are done as of when the London stock exchange closes, which is at 12 noon Eastern time. For securities that are traded on an exchange, the market price is usually the closing sale or official closing price on that exchange. In the case of securities not traded on an exchange, or if such closing prices are not otherwise available, the market price is typically determined by third party pricing vendors using a variety of pricing techniques and methodologies. If vendors are unable to supply a price, or if the price supplied is deemed by the manager to be unreliable, the market price may be determined by the manager, using quotations received from one or more brokers/dealers that make a market in the security. When such prices or quotations are not available, or when the manager believes that they are unreliable, the manager may price securities using fair value procedures approved by the Board. The fund may also use fair value procedures if the manager determines that a significant event has occurred between the time at which a market price is determined and the time at which the fund’s net asset value is calculated. In particular, the value of foreign securities may be materially affected by events occurring after the close of the market on which they are valued, but before the fund prices its shares. The fund uses a fair value model developed by a pricing service to price foreign equity securities on days when there is a certain percentage change in the value of a domestic equity security index, as such percentage may be determined by the manager from time to time.
   Valuing securities at fair value involves greater reliance on judgment than valuation of securities based on readily available market quotations. A fund that uses fair value to price securities may value those securities higher or lower than another fund using market quotations or fair value to price the same securities. There can be no assurance that the fund could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the fund determines its net asset value.
   International markets may be open on days when U.S. markets are closed and the value of foreign securities owned by the fund could change on days when you cannot buy or redeem shares.

Variable Growth & Income Fund      15

Purchases and redemptions

Owners of Policies should follow the purchase and redemption procedures described in the accompanying separate account prospectus. The following is general information with regard to purchases and redemptions of fund shares by insurance company separate accounts.

   Fund shares are purchased and redeemed at the net asset value (“NAV”) next determined after the fund receives a purchase or redemption order. NAVs are adjusted for fractions of a cent. Upon redemption, a shareholder may receive more or less than the amount paid at the time of purchase, depending upon changes in the value of the fund’s investment portfolio between purchase and redemption.
   The fund computes the NAV for purchases and redemptions as of the close of the NYSE on the day that the fund has received all proper documentation from the shareholder. Redemption proceeds are normally wired or mailed either the same or the next business day, but not more than seven days later.
   The fund retains the right to refuse a purchase order. The fund may temporarily suspend the redemption rights or postpone payments when the NYSE is closed (other than on weekends and holidays), when trading on the NYSE is restricted, or when permitted by the SEC.

16     Legg Mason Partners Variable Portfolios II

Tax consequences of dividends and distributions

The fund intends to make distributions of income and capital gains in order to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Further, the fund intends to meet certain diversification requirements applicable to mutual funds underlying variable insurance products.

   The fund is required to meet certain applicable diversification requirements under the Internal Revenue Code. If the fund should fail to qualify as a regulated investment company for federal income tax purposes, it would be considered as a single investment, which may result in Policies invested in the fund not being treated as annuity, endowment or life insurance contracts for tax purposes. Income and gain earned inside the Policies in current and prior years would be taxed currently to the policyholders, and the Policies would remain subject to taxation as ordinary income thereafter, even if the fund became adequately diversified.
   Capital gains and dividends are distributed in cash or reinvested in additional fund shares, without a sales charge. The fund expects that fund shares will be held under a VA contract or VLI policy. Under current tax law, distributions that are left to accumulate in a Policy are not subject to federal income tax until they are withdrawn from the contract. Policy purchasers should review the accompanying contract prospectus for a discussion of the tax treatment applicable to the Policies.

Variable Growth & Income Fund      17

Financial highlights

The financial highlights table is intended to help you understand the performance of the fund for the past five years. No Class II shares were outstanding at the end of the fiscal year. The information in the following table is related to the fund’s Class I shares. The information in the following table has been derived from the fund’s financial statements which were audited by KPMG LLP, an independent registered public accounting firm, whose report, along with the fund’s financial statements, is included in the annual report (available upon request). Certain information reflects financial results for a single share. Total return represents the rate that a shareholder would have earned (or lost) on a share of the fund assuming reinvestment of all dividends and distributions.

   For a share of beneficial interest outstanding throughout each year ended December 31:

Class I Shares	2005(1)	2004(1)	2003(1)	2002	2001

Net asset value, beginning of year	$4.91	$4.57	$3.52	$4.90	$7.92

Income (loss) from operations:
Net investment income	0.02	0.04	0.01	0.00 (2)	0.03
Net realized and unrealized gain (loss)	0.16	0.34	1.05	(1.14)	(1.04)

Total income (loss) from operations	0.18	0.38	1.06	(1.14)	(1.01)

Less distributions from:
Net investment income	(0.02)	(0.04)	(0.01)	(0.02)	(0.12)
Net realized gains	—	—	—	(0.22)	(1.89)

Total distributions	(0.02)	(0.04)	(0.01)	(0.24)	(2.01)

Net asset value, end of year	$5.07	$4.91	$4.57	$3.52	$4.90

Total return(3)	3.63%	8.38%	30.16%	(23.35)%	(13.14)%

Net assets, end of year (000’s)	$11,096	$11,759	$9,870	$6,777	$11,087

Ratios to average net assets:
Gross expenses	1.17%	1.09%	1.27%	1.36%	0.94%
Net expenses	1.17	1.07 (4)	1.27	1.36	0.94
Net investment income	0.35	0.95	0.36	0.04	0.31

Portfolio turnover rate	54%	83%	63%	46%	81%

(1)	Per share amounts have been calculated using the average shares method.

(2)	Amount represents less than $0.01 per share.

(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would be lower. Total returns do not reflect expenses associated with the separate accounts such as administrative fees, account charges and surrender charges which, if reflected, would reduce the total return for all periods shown.

(4)	The manager voluntarily waived a portion of its fees.

18     Legg Mason Partners Variable Portfolios II